Exhibit 99(d)
Ziegler, Ziegler & Associates LLP
Counselors at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605
October 7, 2008
JPMorgan Chase Bank, N.A., as Depositary
4 New York Plaza
New York, New York 10004
American Depositary Shares evidenced by American Depositary
Receipts for deposited shares of the foreign private issuer whose name appears on the Registration Statement to which this opinion is an exhibit
Dear Sirs:
          Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing such number of shares of the foreign private issuer as is set forth on the face of the Registration Statement on Form F-6 to which this opinion is an exhibit (such foreign private issuer being, the “Company”).
          We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the form of ADR attached as Exhibit (a) to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/Ziegler, Ziegler & Associates LLP